                                                                     EXHIBIT 6.1

                               STATEMENT DETAILING
                        COMPUTATION OF PER SHARE EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2003 PER AUDITED FINANCIAL STATEMENTS:

Net loss:                          $   3,940,000

Weighted Average Number of Shares
Outstanding Calculated as follows:    55,251,364

                                   Weighted Average
Number of Shares     Weight        Number of Shares
   85,466,459         0.00               234,155
   85,496,459         0.03             2,342,369
   85,501,459         0.02             1,874,005
   86,194,839         0.00               236,150
   86,214,839         0.01               472,410
   86,309,839         0.01               945,861
   86,740,873         0.02             1,901,170
                                   -------------
                                      55,251,364

Loss Per Share:                    $        0.07


FOR THE YEAR ENDED DECEMBER 31, 2002 PER AUDITED FINANCIAL STATEMENTS:

Net loss:                          $   5,361,000

Weighted Average Number of Shares
Outstanding Calculated as follows:    40,229,820

                                Weighted Average
Number of Shares     Weight     Number of Shares
   32,554,013         0.22             7,065,294
   33,716,804         0.02               833,657
   34,216,804         0.13             4,324,102
   44,114,240         0.17             7,635,157
   44,128,240         0.03             1,454,777
   44,378,240         0.23            10,241,132
   44,478,240         0.20             8,675,701
                                ----------------
                                      40,229,820

Loss Per Share:                 $           0.13